EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NQA, Inc.

                     We consent to the incorporation by reference of our report dated April 18, 2008 relating to the consolidated balance sheet of NQA, Inc. as of January 31, 2008 and 2007 and the related consolidated statements of operations and retained earnings and cash flows for the years then ended, which appears in the Annual Report on Form 10-K of National Technical Systems, Inc. (the “Company”) for the fiscal year ended January 31, 2008, in the Prospectus constituting a part of this Registration Statement on Form S-3 of the Company.

/s/ PANNELL KERR FORSTER, P.C.
Boston, Massachusetts
July 24, 2008